Exhibit 99.1

(1)         This Form 4 is being filed to report the acquisition of 75,000 shares of Preferred B Stock (the “Shares”) of Tortoise Energy Infrastructure Corp., a closed-end management investment company registered under the Investment Company Act of 1940, by Athene Annuity & Life Assurance Company of New York (“Athene New York”).  Following the transaction, Athene Holding Ltd. (“Athene Holding”) may be deemed the indirect beneficial owner of 1,000,800 Shares, of which 800,000 Shares are held of record by Athene Annuity & Life Assurance Company (“Athene Annuity”), and 200,800 Shares are held of record by Athene New York.

Athene Annuity and Life Company (“AAIA”) is the sole shareholder of Athene New York.  Athene Annuity is the sole shareholder of AAIA.  Athene USA Corporation (“AUSA”) is the sole shareholder of Athene Annuity, and Athene Holding is the sole shareholder of AUSA.

Athene Annuity disclaims beneficial ownership of the Shares held of record by Athene New York, Athene New York disclaims beneficial ownership of the Shares held of record by Athene Annuity, and each of Athene Holding, AUSA, and AAIA disclaims beneficial ownership of the Shares held of record by Athene Annuity and Athene New York, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of Athene Annuity is 400 Brookfield Parkway, Greenville, South Carolina 29607.  The address of AUSA and AAIA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The address of Athene New York is 69 Lydecker St., Nyack, New York 10960.  The address of Athene Holding is 96 Pitts Bay Road, Pembroke, Bermuda HM08.